Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 9th day of February 2022, by and among SCS Sponsor III LLC, SC SPAC Holdings LLC, Chamath Palihapitiya, Kishan Mehta and Aaron Cowen.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of Class A ordinary shares of Social Capital Suvretta Holdings Corp. III, par value $0.0001 per share, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SCS Sponsor III LLC

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

SC SPAC Holdings LLC
By: SC Master Holdings, LLC, its sole member
By: Social Capital Group LLC, its sole member

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Manager

/s/ Chamath Palihapitiya
Chamath Palihapitiya

/s/ Kishan Mehta
Kishan Mehta

/s/ Aaron Cowen
Aaron Cowen